Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penns Woods Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-134585 and 333-58682) on Form S-8 of Penns Woods Bancorp, Inc. of our reports dated March 8, 2011, relating to our audits of the consolidated financial statements and internal controls over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Penns Woods Bancorp, Inc. for the year ended December 31, 2010.

Wexford, PA

March 8, 2011